EXHIBIT 21.1

BWX TECHNOLOGIES, INC.

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

YEAR ENDED DECEMBER 31, 2015

NAME OF COMPANY	JURISDICTION OF ORGANIZATION	PERCENTAGE OF OWNERSHIP INTEREST
BWXT Investment Company	Delaware	100
BWXT Canada Ltd.	Canada	100
BWXT Government Group, Inc.	Delaware	100
BWXT Nuclear Operations Group, Inc.	Delaware	100
BWXT Nuclear Energy, Inc.	Delaware	100
Nuclear Fuel Services, Inc.	Delaware	100
Generation mPower LLC	Delaware	90
BWXT Modular Reactors, LLC	Delaware	100
BWXT mPower, Inc.	Delaware	100

The subsidiaries omitted from the foregoing list, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.